UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 2, 2011

COMMUNITY WEST BANCSHARES
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-23575	77-0446957
(Commission File Number)	(IRS Employer Identification No.)

445 Pine Avenue, Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 692-5821
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On November 2, 2011, Community West Bancshares (the “Company”) and its wholly-owned bank subsidiary, Community West Bank (the “Bank”) entered into an employment agreement (the “Employment Agreement”) with Martin E. Plourd, age 53, pursuant to which Mr. Plourd will serve as the President and Chief Executive Officer of the Bank and as Vice President of the Company for an initial term ending on December 31, 2014, which term automatically renews for successive 12 month periods unless either party provides 3 months’ prior notice of non-renewal.

Before joining the Bank, Mr. Plourd has been in banking for 30 years and a bank executive for 20 years.  Since July 2009, he has worked as a consultant on engagements with bank strategic planning, acquisitions and compliance.  From July 2005 to July 2009, Mr. Plourd served first as Chief Operating Officer and then President and Director of Temecula Valley Bank, Temecula, California.  Prior to that, Mr. Plourd spent 18 years with Rabobank/Valley Independent Bank, El Centro, California, including his last position as Executive Vice President and Community Banking Officer.  Mr. Plourd is a graduate of Stonier Graduate School of Banking and California State Polytechnic University.

Pursuant to the Employment Agreement, Mr. Plourd will have an initial base salary of $250,000 per year, which base salary will be reviewed annually by the Bank’s Board of Directors for purposes of determining, in its sole discretion, whether an increase in the base salary, if any, is justified.  In addition to the base salary, Mr. Plourd will be entitled to an annual bonus in an amount determined by the Bank’s Board of Directors, in its sole discretion, subject to any limitations then imposed on the Bank’s ability to provide bonus compensation by federal law, including but not limited to the regulations promulgated in connection with the Company’s participation in the Troubled Asset Relief Program – Capital Purchase Program (“TARP-CPP”) of the United States Treasury.  Mr. Plourd is also entitled to a grant of 60,000 options to purchase the Company’s common stock at the fair market on the grant date in accordance with the Company’s 2006 stock option plan, which options vest at the rate of 20% per year over a five year period following the grant date, subject to any limitations imposed by federal regulations promulgated under TARP-CPP. In addition, Mr. Plourd will be entitled to reimbursement for reasonable business expenses, a relocation and temporary housing allowance of $26,000, a monthly automobile allowance of $800, and other benefits generally available to executives and/or employees of the Company/Bank, including health benefits and 401(k) plan participation.

The Employment Agreement further describes the payments and benefits to which Mr. Plourd would be entitled upon termination of his employment under certain circumstances. Specifically, Mr. Plourd will be entitled to receive one year’s then current base salary, provided, however, that the Company is then able to pay severance compensation without limitation as may imposed by federal regulation, including regulations promulgated under TARP-CPP if any of the following occurs:  (i) Mr. Plourd’s employment is terminated by the Bank without “cause;” (ii) the Bank elects not to renew the Employment Agreement; (iii) Mr. Plourd terminates the Employment Agreement for “good reason;  (iv) Mr. Plourd terminates the Employment Agreement on account of a material breach of the Company’s and/or the Bank’s obligations under the Employment Agreement that is not cured within the applicable period; or (v) within 12 months  following a change in control of the Company, either (A) the Company terminates the Employment Agreement other than for cause; or (B) Mr. Plourd terminates the Employment Agreement for good reason.

The Employment Agreement also contains restrictive covenants, including non-competition and non-solicitation covenants that will survive for 12 months following the termination of his employment.

The foregoing description of the terms of Mr. Plourd’s Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement which is filed herewith as Exhibit 10.1.

A copy of the press release issued by the Company announcing the appointment of Mr. Plourd is filed herewith as Exhibit 99.1.

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the appointment of Mr. Plourd, Mr. Ed Mylett, the Bank’s interim President and Chief Executive Officer, will resign, effective November 2, 2011.

The discussion relating to the employment of Mr. Plourd and the terms of his Employment Agreement under Item 1.01 is incorporated herein as if fully set forth hereat.

 Item 9.01.           Financial Statements and Exhibits.

(d)      Exhibits.

The following Exhibits are filed with this Form 8-K.

Exhibit No.	Description
10.1	Employment and Confidentiality Agreement, dated November 2, 2011, by and between Community West Bancshares, Community West Bank and Martin E. Plourd.

99.1	Press Release, dated November 2, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2011	COMMUNITY WEST BANCSHARES

	By:	/s/ Charles G. Baltuskonis
Charles G. Baltuskonis
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment and Confidentiality Agreement, dated November 2, 2011, by and between Community West Bancshares, Community West Bank and Martin E. Plourd.

99.1	Press Release, dated November 2, 2011